CERTIFICATE OF INCORPORATION
OF
ARROW FINANCIAL CORP.
As amended through June 3, 2019

(Under Section 402 of the Business Corporation Law)

The undersigned incorporator, a natural person over the age of eighteen years, in order to form a corporation under the Business Corporation Law of the State of New York, certifies as follows:
1.Name. The name of the corporation is ARROW FINANCIAL CORPORATION. (Hereinafter called the “Corporation”).
2.    Purposes. Subject to any limitation provided in the Business Corporation Law or any other statute of the State of New York, and except as otherwise specifically provided in this Certificate, the purposes for which the Corporation is formed are:
2.1    To the extent that a corporation formed under the Business Corporation Law of the State of New York may lawfully do so, to acquire, own, control, hold with power to vote, deal in and with, and dispose of, in any manner, interests in financial institutions, including, without limitation, banks, trust companies, savings banks, national banking associations, savings and loan associations, industrial banks, investment banks, service banks, safe deposit companies, credit unions, and mutual trust investment companies, located within or without the State of New York, and to acquire, own, control, hold with power to vote, deal in and with, and dispose of, in any manner, interests in any other companies, corporations, partnerships, trusts, unincorporated associations, joint stock associations, individual proprietorships, joint ventures and other entities, which are engaged in activities related to the business of banking.
2.2    To the extent that a corporation formed under the Business Corporation Law of the State of New York may lawfully do so, to engage in, carry on, conduct, and participate in activities, enterprises and businesses permitted to be engaged in, carried on, conducted and participated in by bank holding companies under applicable provisions of law, and also research, experimenting, manufacturing, assembling, building, erecting, trading, buying, selling, collecting, distributing, wholesaling, retailing, importing, exporting, processing, compounding, producing, refining, synthesizing, mining, extracting, growing, liquidating, dismantling, demolishing, servicing, promoting, exhibiting and publishing activities, enterprises and businesses; and also any activities, enterprises, ventures and businesses similar or incidental to any of the foregoing.
2.3    To create, acquire, hold, deal in and with, and dispose of, in any manner, any legal or equitable interest in real property and chattels real, and, without limiting the generality of the foregoing, to purchase, receive, take (by grant, gift, devise, bequest or otherwise), own, hold, improve, employ, use, operate, manage, repair, control, maintain, sell, assign, transfer, convey, exchange, lease, alter, construct, mortgage or encumber real property, whether improved or unimproved, and structures and improvements on real property, or leaseholds, or any other legal or equitable interests or rights therein.
2.4    To create, acquire, hold, deal in and with, and dispose of, in any manner, any legal or equitable interest in tangible or intangible personal property, and, without limiting the generality of the foregoing, to make, purchase, receive, take (by grant, gift, bequest, lease, exchange or otherwise), own, hold, improve, employ, use, operate, manage, repair, control, maintain, process, import, export, sell, assign, transfer, convey, exchange, lease or otherwise dispose of, mortgage, pledge or otherwise encumber or in any manner to exploit, turn to account, trade or deal in or with, personal property, whether tangible or intangible, or any other legal or equitable interests or rights therein.
2.5    To make, create, apply for, renew, take (by grant, gift, bequest or otherwise), purchase, lease or otherwise acquire, to hold, own, register, use, operate, to sell, assign, license, lease, transfer, exchange or otherwise dispose of, to mortgage, pledge or otherwise encumber, to acquire or grant licenses with respect to, or in any manner to exploit, turn to account, trade or deal in or with, copyrights, trademarks, service marks, designs, inventions, discoveries, improvements, developments, processes, formulae, patents, trade names, labels, prints, or any interest or right, whether legal or equitable, therein.
2.6    To purchase, take (by grant, gift, bequest or otherwise), receive, subscribe for, invest in or otherwise acquire, own, hold, employ, sell, lend, lease, exchange, transfer, assign, or otherwise dispose of, mortgage, pledge, use, and otherwise deal in and with, or in respect of shares, stock, bonds, debentures, warrants, rights, scrip, notes, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral trust certificates, preorganization certificates and subscriptions, investment contracts, voting trust certificates, certificates of deposit or other securities or obligations of any kind by whomsoever issued (whether or not engaged in similar or different businesses, governmental or other activities); to exercise in respect thereof all powers and privileges of individual or corporate ownership or interest therein, including the right to vote thereon (by proxy or otherwise) for any and all purposes; to consent or otherwise act with respect thereto, without limitation and to issue in exchange therefor the Corporation’s shares, stock, bonds, debentures, warrants, rights, scrip, notes, evidences of indebtedness, or other securities or obligations of any kind.
2.7    To make contracts, incur debts and other liabilities, and borrow money on such terms and at such rates of interest as the Corporation may determine; and to mortgage, pledge, convey, assign, in trust or otherwise encumber or dispose of, the property, good will, franchises or other assets of the Corporation, including contract rights and including after-acquired property.
2.8    To lend money, with or without security; provided, that the Corporation shall not have the power to engage in the business of banking.
2.9    To issue, reissue, sell, assign, exchange, pledge, negotiate or otherwise dispose of, to purchase, receive, take, own, hold or otherwise acquire, to deal in or with, or to cancel, shares, stock, bonds, debentures, warrants, rights, scrip, notes, evidences of indebtedness or other securities or obligations of the Corporation of any kind, whether secured or unsecured, and whether or not convertible into or subordinated to any other class of securities.
2.10    In furtherance of its corporate business, to guarantee or assume liability for the payment of the principal of, or dividends or interest on, or sinking fund payments in respect of, shares, stock, bonds, debentures, warrants, rights, scrip, notes, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral trust certificates, preorganization certificates and subscriptions, investment contracts, voting trust certificates, certificates of deposit, or other securities or obligations of any kind by whomsoever issued; and to guarantee or assume liability for the performance of any other contract or obligation, made or issued by any domestic or foreign corporation, partnership, association trustee, group, individual or entity; and, when authorized in any manner provided by law, to give any guaranty although not in furtherance of the Corporation’s purposes.
2.11    In furtherance of its corporate business, to be a promoter, partner, co-venturer, member, associate or manager of other business enterprises or ventures, or to be an agent thereof, or to the extent permitted in any jurisdiction to be an incorporator of other corporations of any kind or type.
2.12    To cause to be formed under the laws of any state or country, to control or in any manner participate in the management of, to reorganize, merge, consolidate, and to liquidate or dissolve any corporation, association or organization of any kind.
2.13    To engage in, carry on, conduct and/or participate in any activity, enterprise or business which is similar or related to any activity, enterprise or business herein set forth, or which is capable of being conveniently carried on incidental to any such activity, enterprise or business or which may directly or indirectly protect or enhance the value of any of the rights or property of the Corporation.
2.14    To engage in, carry on, conduct and/or participate in any general or specific branch or phase of the activities, enterprises or businesses authorized in this Certificate in the State of New York or in any other state of the United States and in all foreign countries, and in all territories, possessions and other places, and in connection with the same, or any thereof, to be and act either as principal, agent, contractor or otherwise.
2.15    To do everything necessary, suitable, convenient or proper for the accomplishment, attainment or furtherance of, to do every other act or thing incidental to, appurtenant to, growing out of or connected with, the purposes set forth in this Certificate, whether alone or in association with others; to possess all the rights, powers and privileges now or hereafter conferred by the laws of the State of New York upon a corporation organized under the Business Corporation Law of the State of New York (as the same may be amended from time to time) or any statute which may be enacted to supplement or replace it, and, in general, to carry on any of the activities and to do any of the things herein set forth to the same extent and as fully as a natural person or a partnership, association, corporation or other entity, or any of them, might or could do; provided, that nothing herein set forth shall be construed as authorizing the Corporation to possess any purpose, object, or power, or to do any act or thing forbidden by law to a corporation organized under the Business Corporation Law of the State of New York.
The foregoing provisions of this Article shall be construed as purposes, objects and powers, and each as an independent purpose, object and power, in furtherance, and not in limitation, of the purposes, objects and powers granted to the Corporation by the laws of the State of New York; and except as otherwise specifically provided in any such provision, no purpose, object or power herein set forth shall be in any way limited or restricted by reference to, or inference from, any other provision of this Certificate.
3.    Office. The office of the Corporation is to be located in the City of Glens Falls, County of Warren and State of New York.
4.    Number of Shares; Preemptive Rights Denied.
4.1    The aggregate number of shares which the Corporation shall have authority to issue is Thirty-One Million (31,000,000) of which Thirty Million (30,000,000) shares shall be common shares of a par value of One Dollar ($1.00) each, and One Million (1,000,000) shares shall be preferred shares of a par value of One Dollar ($1.00) each. The relative rights, preferences and limitations of such shares are as follows:
4.1.1    Common Shares. Subject to the rights of the preferred shares, established as hereinafter set forth, and except as otherwise provided herein, the common shares shall have all such rights as are expressly provided to such shares herein and by the Business Corporation Law of the State of New York, and as are customarily attendant to such shares.
4.1.2    Preferred Shares. The Board of Directors of the Corporation is hereby expressly authorized to cause the preferred shares to be issued from time to time, in series, by resolution adopted prior to the issue of shares of a particular series, and to fix and determine, in such resolution, the designations, relative rights, preferences and limitations of the shares of each series, including voting, dividend and liquidation rights, and all other matters with respect to such shares as are permissible to be so fixed and determined under the provisions of the Business Corporation Law of the State of New York..
4.2    No holder of shares of the Corporation shall be entitled as of right to subscribe for, purchase or receive any new or additional shares of any class, whether now or hereafter authorized, or any notes, bonds, debentures or other securities convertible into, or carrying options or warrants to purchase, shares of any class; but all such shares or additional shares of any class, or notes, bonds, debentures or other securities convertible into, or carrying options or warrants to purchase shares of any class, may be issued or disposed of by the Board of Directors to such persons and on such terms as it, in its absolute discretion, may deem advisable.
5.    Designation of Secretary of State; Mailing Address. The Secretary of State is designated as the agent of the Corporation upon whom process in any action or proceeding against the Corporation may be served, and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation which may be served upon him is:
250 Glen Street
Glens Falls, New York 12801
Attn: President
6.    Directors; Election, Classification and Removal. The number of directors to constitute the Board of Directors of the Corporation shall be fixed by the Bylaws, and the entire Board of Directors shall be divided into three (3) classes of not less than three (3) members each, which classes are hereby designated as Class A, Class B and Class C. The number of directors of Class A shall equal one-third (1/3) of the total number of directors as determined in the manner provided in the Bylaws (with any fractional remainder to count as one); the number of directors of Class B shall equal one-third (1/3) of said total number of directors (or the nearest whole number thereto); and the number of directors of Class C shall equal said total number of directors minus the aggregate number of directors of Classes A and B. At the election of the first Board of Directors, the class of each of the members then elected shall be designated. The term of office of each member then designated as a Class A director shall expire at the annual meeting of shareholders next ensuing, that of each member then designated as a Class B director at the annual meeting of shareholders one year thereafter, and that of each member then designated as a Class C director at the annual meeting of shareholders two years thereafter. At each annual meeting of shareholders held after the election and classification of the first Board of Directors, directors to succeed those whose terms expire at such annual meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting of shareholders and until their respective successors are elected and have qualified or until their respective earlier displacement from office by resignation, removal or otherwise. Any or all of the directors (other than a director or directors elected by the holders of preferred shares voting as a class or series) may be removed without cause only upon the affirmative vote of the holders of not less than eighty percent (80%) of the shares entitled to vote generally in the election of directors. The provisions of this Article 6 may only be amended, revised or repealed by the affirmative vote of the holders of not less than eighty percent (80%) of the shares entitled to vote generally in the election of directors.
7.    Duration. The duration of the Corporation is to be perpetual.
8.    Business Combinations. The approval of any Business Combination (as hereinafter defined) shall, in addition to any affirmative vote required by law, require the affirmative vote of the holders of not less than eighty percent (80%) of the shares of the Corporation then entitled to vote generally in the election of directors of the Corporation; provided, however, that any such Business Combination may be approved on the affirmative vote required by law if: (I) such Business Combination is approved by not less than eighty percent (80%) of the entire Board of Directors of the Corporation; or (II) the consideration to be received by shareholders of the Corporation in such Business Combination is Fair Consideration (as hereinafter defined). As used herein the term “Business Combination” shall mean:
(a)any merger or consolidation of the Corporation or any subsidiary of the Corporation with (i) any Substantial Shareholder or (ii) any other corporation which, after such merger or consolidation, would be a Substantial Shareholder, regardless of which entity survives;
(b)any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Substantial Shareholder of all or substantially all of the assets of the Corporation or any subsidiary of the Corporation, or both;
(c)the adoption of any plan or proposal for the liquidation of the Corporation proposed by or on behalf of a Substantial Shareholder; or
(d)any transaction involving the Corporation or any of its subsidiaries, including the issuance or transfer of any securities of, any reclassification of securities of, or any recapitalization of, the Corporation or any of its subsidiaries, or any merger or consolidation of the Corporation with any of its subsidiaries (whether or not involving a Substantial Shareholder), if the transaction would have the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any subsidiary, of which a Substantial Shareholder is the Beneficial Owner.
As used herein, the term “Substantial Shareholder” shall mean and include any individual, corporation, partnership or other person or entity which, together with its “Affiliates” and “Associates” (as such terms were defined as of February 29, 1984, in Rule 12b-2 under the Securities Exchange Act of 1934), is the “Beneficial Owner” (as determined in accordance with the criteria set forth as of February 29, 1984, under Rule 13d-3 under the Securities Exchange Act of 1934) in the aggregate of more than five percent (5%) of the outstanding shares of the Corporation entitled to vote generally in any election of directors; and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity. As used herein, the term “Fair Consideration” shall mean cash or immediately available funds which is to be received per share by the shareholders of the Corporation in an amount not less than the highest of:
(e)the highest price per share paid by the Substantial Shareholder in acquiring any of the Substantial Shareholder’s shares of stock of the Corporation;
(f)the highest reported price per share at which the Corporation’s stock was publicly traded at any time during the two years preceding the date of the shareholders’ meeting at which the Business Combination was approved;
(g)the book value per share (determined in accordance with generally accepted accounting principles) of the Corporation’s stock as of the end of the fiscal quarter preceding the date on which the Business Combination is approved by the Board of Directors of the Corporation, or the date of the shareholders’ meeting at which the Business Combination is approved, whichever occurs first; or
(h)the highest price per share then being offered in any other bona fide offer outstanding on the date the Business Combination is approved by the Board of Directors of the Corporation, or the date of the shareholders’ meeting at which the Business Combination is approved, whichever occurs first.
The provisions of this Article 8 may only be amended, revised or repealed by the affirmative vote of the holders of not less than eighty percent (80%) of the shares entitled to vote generally in the election of directors.
9.    Indemnification.
9.1    The Corporation shall indemnify any person made or threatened to be made, a party to any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, or is or was serving, at the written request of the Corporation, in any capacity for another corporation or a partnership, joint venture, trust, employee benefit plan, or other enterprise, against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) actually and necessarily incurred as a result of such action, suit or proceeding, to the fullest extent permitted by the Business Corporation Act of the State of New York, and any other applicable law, as from time to time in effect.
9.2    Any indemnification under Section 9.1 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances such determination to be made (a) by the Board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable with due diligence, by the Board of Directors upon the opinion in writing of independent legal counsel to such effect. Notwithstanding the foregoing, in the event a director or officer if wholly successful, on the merits or otherwise, in the defense of any action, suit or proceeding of the type described in Section 9.1, he shall be entitled to the indemnification as described therein.
9.3    Expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding, if authorized in the manner provided in the first sentence of Section 9.2, upon receipt of an undertaking by or on behalf of the director or officer to repay any and all such amounts if it shall ultimately be determined that he is not entitled to be indemnified with respect thereto by the Corporation.
9.4    The indemnification provided by this Article shall not be deemed exclusive of any other rights to which the person indemnified hereunder may be entitled under law both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. In addition, nothing contained in this Article 9 shall affect any rights to indemnification to which personnel of the Corporation may be entitled by contract or otherwise under law.
9.5    The Corporation may purchase and maintain insurance on behalf of directors and officers in accordance with, and subject to, the Business Corporation Act of the State of New York, and any other applicable law, as from time to time in effect.
9.6    The provision of this Article 9 may be amended, revised, altered or repealed only by the affirmative vote of the holders of not less than eighty percent (80%) of the shares entitled to vote generally in the election of directors, and, except to the extent otherwise required by law, no such amendment, revision, alteration or repeal shall effect any rights then existing or which would thereafter arise with respect to any then existing state of facts.
10.    Elimination of Director Liability.
To the fullest extent permitted by law, subject only to the express prohibitions on limitation of liability set forth in Section 402(b) of the New York Business Corporation Law, as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any breach of duty as a director. The amendment or repeal of this Article 10 shall have no application to or effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.